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                                                                    EXHIBIT 4.32

                               OPERATING AGREEMENT

      This Operating Agreement ("Agreement") is entered into on the day of 25 August, 2004 (the "Effective Date") in Shanghai, the People's Republic of China (the "PRC") among the following parties:

PARTY A: Shanghai Huitong Information Co., Ltd.
ADDRESS: No.28, Jiajian Gong Road, Jiading District, Shanghai

PARTY B: Shanghai Unilink Computer Co., Ltd.
ADDRESS: Room 154, No.4671, Caoan Road, Jiading District, Shanghai

PARTY C: Wang Jing
ID: 310107780209404
ADDRESS: Room 204, No. 60, Lane 349, Xincun Road, Shanghai

PARTY D: Long Wei
ID: 310104720727481
ADDRESS: Room 703, No. 4, Lane 406, Yisan Road, Shanghai

WHEREAS:

1. Party A is a wholly foreign-owned enterprise registered in the PRC;

2. Party B is a wholly domestic-owned company registered in the PRC and is approved by Shanghai Communication Administration to carry on the business of providing information services on the Internet, Internet Access services and mobile network value-added communication services;

3. Party A has established a business relationship with Party B by entering into Exclusive Technical Consulting and Services Agreement;

4. Pursuant to Exclusive Technical Consulting and Services Agreement between Party A and Party B, Party B shall pay a certain amount of money to Party A. However, the relevant payables have not been paid yet and the daily operation of Party B will have a material effect on its capacity to pay the payables to Party A.

5. Party C is a shareholder of Party B who owns 50% equity in Party B.

6. Party D is a shareholder of Party B who owns 50% equity in Party B.

7. Party A, Party B, Yang Lei, Du Mingsheng and Shanghai Weilan Computer Co., Ltd entered into an Operating Agreement on 27 November 2003 (the "Former Agreement"). Party A, Party B, Yang Lei, Du Mingsheng and Shanghai Weilan Computer Co., Ltd has already agreed and acknowledged in writing that the Former Agreement has been terminated (See Schedule 1).

8. Party A, Party B, Party C and Party D agree to further clarify matters relating to the operation of Party B pursuant to provisions herein.

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      NOW THEREFORE, Party A, Party B, Party C and Party D through mutual negotiations hereby agree as follows:

1. In order to ensure Party B's normal operation, Party A agrees, subject to Party B's satisfaction of the relevant provisions herein, to act as the guarantor for Party B in the contracts, agreements or transactions in association with Party B's operation between Party B and any other third party and to provide full guarantee for Party B in performing such contracts, agreements or transactions. Party B agrees to mortgage the receivables of its operation and the company's whole asset to Party A as a counter guarantee. Pursuant to the above guarantee arrangement, Party A, as the guarantor for Party B, shall respectively enter into written guarantee contracts with Party B's counter parties to assume the guarantee liability.

2. In consideration of the requirement of Article 1 herein and to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree that Party B shall not conduct any transaction which may materially affect its assets, obligations, rights or the company's operation unless the obtainment of a prior written consent from Party A or Party A's Affiliates, including without limitations to the following contents:

      2.1 To borrow money from any third party or assume any debt;

      2.2 To sell to any third party or acquire from any third party any assets or rights, including without limitations to any intellectual property rights;

      2.3 To provide real guarantee for any third party with its assets or intellectual property rights;

      2.4 To assign to any third party the obligations and rights under this agreement.

3. In order to ensure the performance of the various operation agreements between Party A and Party B and to ensure the payment of the various payables by Party B to Party A, Party B together with its shareholders Party C and Party D hereby jointly agree to accept the provision of the corporate policies and guidance by Party A at no time in respects of appointment and dismissal of the company's employees, the company's daily operation administration and the company's financial administrative system.

4. Party B together with its shareholders Party C and Party D hereby jointly agree that Party B, Party C and Party D shall only appoint the personnel recommended by Party A as the directors of Party B, and Party B shall engage Party A's high ranking officers or any other candidate recommended by Party A as Party B's General Manager, Chief Financial Officer, and other high ranking officers. If any of the above officers leaves or is fired by Party A, he or she will lose the qualification to undertake any positions in Party B and Party B, Party C and Party D shall appoint other high officers of Party A recommended by Party A to undertake such position.

      Party C and Party D hereby agree that at the same time of executing this Agreement Party C and Party D shall sign the power of attorney to assign the personnel recommended by Party A to vote on their behalf at the shareholders' meetings of Party B. and exercise the full voting

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rights as the shareholder of the company as have been given to Party C and Party
B by law and under the Articles of Association of the company.

5. Party B together with its shareholders Party C and Party D hereby jointly agree and confirm that except the stipulation set forth in Article 1 herein, Party B shall seek a guarantee from Party A first if Party B needs any guarantee for its performance of any contract or loan of working capital in the course of operation. In this case, Party A shall have the right but not the obligation to provide appropriate guarantee to Party B on its own discretion. If Party A decides not to provide such guarantee, Party A shall issue a written notice to Party B immediately and Party B shall seek a guarantee from other third party.

6. In the event that any of the agreements between Party A and Party B terminates or expires, Party A shall have the right but not the obligation to terminate all agreements between Party A and Party B including without limitation to Exclusive Technical Consulting and Services Agreement.

7. Any amendment and supplement of this Agreement shall be in a written form. The amendment and supplement after being duly executed by each Party shall be part of this Agreement and shall have the same legal effect as this Agreement.

8. This Agreement shall be governed by and construed in accordance with the PRC law.

9. Dispute Resolution

9.1 The parties shall strive to settle any dispute arising from the interpretation or performance, or in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission ("CIETAC") for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Shanghai and shall be conducted in Chinese. The arbitration award shall be final and binding upon the parties.

10. Notice

      Any notice which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing from time to time. The writing form includes facsimile and telex.

11. This Agreement shall be executed by a duly authorized representative of each party as of the Effective Date first written above and become effective simultaneously. The term of this agreement is ten years unless early termination occurs in accordance with the relevant provisions herein. This Agreement may be renewed only upon Party A's written confirmation prior to the term of this Agreement expires. The renewed term shall be determined by the Parties hereto through mutual agreement.

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12. This Agreement shall be terminated on the expiring date unless it is renewed in accordance with the relevant provision herein. During the valid term of this Agreement, Party B, Party C and Party D shall not terminate this Agreement. Notwithstanding the above stipulation, Party A shall have the right to terminate this Agreement at any time by issuing a thirty days prior written notice to Party B, Party C and Party D.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the Effective Date first written above.

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PARTY A: Shanghai Huitong Information Co., Ltd.

Authorized Representative:
Name: (Seal)
Position:
Date:

PARTY B: Shanghai Unilink Computer Co., Ltd.

Authorized Representative:
Name: (Seal)
Position:
Date:

PARTY C: /s/ Wang Jing

Date: 25 August 2004

PARTY D: /s/ Long Wei

Date: 25 August 2004

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Schedule 1

                             Acknowledgement Letter

Whereas, Yang Lei, Du Mingsheng and Shanghai Weilan Computer Co., Ltd entered into an agreement to transfer their shareholding in Shanghai Unilink Computer Co., Ltd; also Shanghai Huitong Information Co., Ltd, Shanghai Unilink Computer Co., Ltd. and Wang Jing and Long Wei, the new shareholders of Shanghai Unilink Computer Co., Ltd. would enter into an Operating Agreement (the "New Agreement"), all parties signed in this Letter hereby agree that from the effective date of the New Agreement, the Operating Agreement entered into by Shanghai Huitong Information Co., Ltd, Shanghai Unilink Computer Co., Ltd., Yang Lei, Du Mingsheng and Shanghai Weilan Computer Co., Ltd. on 27 November 2003 is terminated immediately.

Shanghai Huitong Information Co., Ltd.       (Seal)

Authorized Representative:

Shanghai Unilink Computer Co., Ltd.          (Seal)

Authorized Representative:

Yang Lei
Signature:

Du Mingsheng:
Signature: /s/ Du Mingsheng

Shanghai Weilan Computer Co., Ltd.           (Seal)

Authorized Representative: